Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT Announces Addition to Finance Team

LADERA RANCH, Calif. – July 14, 2020 – SmartStop Self Storage REIT, Inc. (“SmartStop” or FKA Strategic Storage Trust II, Inc.), has announced the hiring of Casey Shay as Senior Financial Analyst. In this role, Shay will be a critical contributor in all financial planning and analyses for SmartStop, and its portfolio of approximately $1.6 billion of self storage assets under management.

Shay, who joined SmartStop on June 15, 2020, will be responsible for managing annual budgets, preparing financial forecasts, and modeling financing scenarios.

“We are fortunate to have Casey join our team here at SmartStop, and bring his wealth of knowledge and experience in FP&A to our organization,” said Michael McClure, Chief Executive Officer of SmartStop. “With Casey coming on board, we are continuing to build the infrastructure to help grow the SmartStop platform and enhance the institutional capabilities of the company.”

Shay has over 15 years of finance experience in a variety of industries, most recently serving as Finance Manager for Synaptics and Esterline Power Systems.

Shay earned a bachelor’s degree in Business Administration and Master of Business Administration from California State University, Fullerton.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.6 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 32 properties in 10 states where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this comprises a managed portfolio of approximately 96,000 units and 10.9 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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Contacts:

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

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